                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                     MAGICWORKS ENTERTAINMENT INCORPORATED
                                      AT
                              $4.00 NET PER SHARE
                                      BY
                             MWE ACQUISITION CORP.
                         A WHOLLY OWNED SUBSIDIARY OF


                        [SFX ENTERTAINMENT, INC. LOGO]


        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
     NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 10, 1998, UNLESS EXTENDED.


     THE BOARD OF DIRECTORS OF MAGICWORKS ENTERTAINMENT INCORPORATED (THE "COMPANY") AND A SPECIAL COMMITTEE OF THE INDEPENDENT DIRECTORS OF THE COMPANY (THE "INDEPENDENT COMMITTEE") HAVE EACH UNANIMOUSLY APPROVED THE OFFER AND THE MERGER REFERRED TO HEREIN. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE OUTSTANDING SHARES (DETERMINED ON A FULLY DILUTED BASIS) AND
(2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER, APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER, HAVING EXPIRED OR BEEN TERMINATED. CERTAIN PRINCIPAL STOCKHOLDERS OF THE COMPANY HOLDING APPROXIMATELY 73.8% OF THE OUTSTANDING SHARES AND HOLDING MORE THAN A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS HAVE AGREED TO TENDER THEIR SHARES INTO THE OFFER.
                                ---------------
                                   IMPORTANT
     Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (1) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal or such facsimile, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2, an Agent's Message (as defined herein), and any other required documents, to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or facsimile or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 or (2) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in
Section 2.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.
                                ---------------
                    The Information Agent for the Offer is:

                        [GEORGESON & COMPANY INC. LOGO]

August 13, 1998

                               TABLE OF CONTENTS

                                                                                      PAGE
                                                                                      ----
Introduction ......................................................................     1
 1. Terms of the Offer ............................................................     2
 2. Procedure for Tendering Shares ................................................     4
 3. Withdrawal Rights .............................................................     6
 4. Acceptance for Payment and Payment.............................................     7
 5. Certain Federal Income Tax Consequences .......................................     8
 6. Price Range of the Shares; Dividends on the Shares ............................     9
 7. Effect of the Offer on the Market for the Shares; Stock Quotation; Exchange
    Act Registration; Margin Regulations ..........................................     9
 8. Certain Information Concerning the Company ....................................    10
 9. Certain Information Concerning the Purchaser and Parent .......................    12
10. Source and Amount of Funds ....................................................    13
11. Contacts with the Company; Background of the Offer ............................    15
12. Purpose of the Offer; The Merger Agreement; The Stockholder Agreements ........    16
13. Dividends and Distributions ...................................................    24
14. Certain Conditions of the Offer ...............................................    25
15. Certain Legal Matters .........................................................    26
16. Fees and Expenses .............................................................    28
17. Miscellaneous .................................................................    28
    Schedule I -- Directors and Executive Officers of Parent and the Purchaser ....    29

To the Holders of Common Stock
of Magicworks Entertainment Incorporated:


                                 INTRODUCTION

     MWE Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of SFX Entertainment, Inc., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares (the "Shares") of Common Stock, par value $.001 per share ("Company Common Stock"), of Magicworks Entertainment Incorporated, a Delaware corporation (the "Company"), at $4.00 per Share (the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase dated August 13, 1998 and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of The Bank of New York, which is acting as the Depositary (the "Depositary"), and Georgeson & Company Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY AND THE INDEPENDENT COMMITTEE HAVE EACH UNANIMOUSLY APPROVED THE OFFER AND THE MERGER (AS DEFINED BELOW). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     SMITH BARNEY INC. AND SALOMON BROTHERS INC (COLLECTIVELY DOING BUSINESS AS SALOMON SMITH BARNEY) HAVE DELIVERED TO THE INDEPENDENT COMMITTEE A WRITTEN OPINION DATED AUGUST 6, 1998 TO THE EFFECT THAT, AS OF SUCH DATE AND BASED UPON AND SUBJECT TO CERTAIN MATTERS STATED IN SUCH OPINION, THE $4.00 PER SHARE CASH CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES (OTHER THAN PARENT AND ITS AFFILIATES) PURSUANT TO THE OFFER AND THE MERGER WAS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW. SUCH OPINION IS SET FORTH IN FULL AS AN EXHIBIT TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY HEREWITH. STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY.

     The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section
1) at least a majority of the outstanding Shares (determined on a fully diluted basis) (the "Minimum Condition") and (2) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"), applicable to the purchase of Shares pursuant to the Offer, having expired or been terminated. The Purchaser reserves the right (subject to obtaining the consent of the Company and the applicable rules and regulations of the Securities and Exchange Commission (the "SEC")), which it presently has no intention of exercising, to waive or reduce the Minimum Condition and to elect to purchase, pursuant to the Offer, less than the number of Shares required to satisfy the Minimum Condition. See Sections 1 and 14.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of August 6, 1998 (the "Merger Agreement"), among Parent, the Purchaser and the Company, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger (as such, the "Surviving Corporation") as a wholly owned subsidiary of Parent (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by the Company, any subsidiary of the Company, Parent, the Purchaser, any other subsidiary of Parent or stockholders, if any, who are entitled to and who properly exercise dissenters' rights under the General Corporation Law of the State of Delaware ("Delaware Law")) will be converted into the right to receive the per Share price paid in the Offer in cash, without interest (the "Merger Consideration"). See Section 12.

     The Merger is subject to a number of conditions, including approval by stockholders of the Company, if such approval is required by applicable law. See Section 14. In the event the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser will effect the Merger pursuant to the short-form merger provisions of Delaware Law, without prior notice to, or any action by, any other stockholder of the Company. See Section 12.

     Parent and the Purchaser entered into Stockholder Agreements dated as of August 6, 1998 (the "Stockholder Agreements") with certain principal stockholders of the Company (the "Principal Stockholders"), pursuant to which each Principal Stockholder has agreed to tender into the Offer all the Shares that the Principal Stockholder owns. These Shares represent more than a majority of the outstanding Shares (determined on a fully diluted basis) and, upon the tendering of these Shares, the Minimum Condition will be satisfied. As of August 11, 1998, there were 19,171,800 Shares subject to the Stockholder Agreements, representing approximately 73.8% of the outstanding Shares and approximately 63.0% of the outstanding Shares on a fully diluted basis. As of August 11, 1998, there were 25,986,243 Shares outstanding and the Company had outstanding options, warrants and convertible notes pursuant to which up to an aggregate of 4,452,011 additional Shares may be issued. As used herein, "fully diluted" gives effect to the issuance of the Shares upon the exercise or conversion of the outstanding options, warrants and convertible notes.

     Once the Minimum Condition is satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be entitled, under the terms of the Merger Agreement, to elect a majority of the members of the Company's Board of Directors and will be able to effect the Merger without the affirmative vote of any other stockholder of the Company.

     The Merger Agreement and the Stockholder Agreements are more fully described in Section 12. Certain U.S. Federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.


1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, September 10, 1998, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Subject to the terms of the Merger Agreement (see Section 12) and the applicable rules and regulations of the SEC, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 hereof shall have occurred or shall have been determined by the Purchaser to have occurred, to (1) extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (2) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If by 12:00 Midnight, New York City time, on Thursday, September 10, 1998 (or any other date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the SEC, to (1) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, (2) waive all of the unsatisfied conditions (other than the Minimum Condition, which can only be waived with the consent of the Company, and the condition with respect to the HSR Act) and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the SEC, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (3) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (4) amend the Offer.

     There can be no assurance that the Purchaser will exercise its right to extend the Offer (other than as required by any Rule, regulation, interpretation or position of the SEC). Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     In the Merger Agreement, the Purchaser has agreed that it will not, without the prior consent of the Company, (1) reduce the Offer Price, (2) reduce the number of Shares subject to the Offer, (3) add or modify conditions to the Offer or (4) extend, amend or change the terms of the Offer in any manner materially adverse to the holders of the Shares, provided that, without the consent of the Company, the Purchaser may extend the Offer (a) if at the scheduled expiration date of the Offer, any of the conditions to the Purchaser's obligations to purchase Shares have not been satisfied or waived, until such time as such conditions are satisfied or waived, (b) from time to time for an aggregate period of not more than 15 business days beyond the latest expiration date otherwise permitted pursuant to this sentence, if on such expiration date there has not been tendered at least 90% of the Shares or
(c) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law. However, notwithstanding the foregoing, the Offer may not, without the Company's prior written consent (1) be extended beyond the date of termination as provided in the Merger Agreement or (2) be extended pursuant to clause (4)(a) of the preceeding sentence, if the failure to satisfy any condition was caused by a material breach by Parent or the Purchaser of any of their representations, warranties, covenants or other agreements set forth in the Merger Agreement. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     If the Purchaser extends the Offer, or if the Purchaser is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason (whether before or after its acceptance for payment of Shares), then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in
Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.


     If the Purchaser makes a material change in the terms of the Offer or in the information concerning the Offer or waives a material condition of the Offer (including, with the Company's consent, a waiver of the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-l under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

     Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition (which will be satisfied following the tendering of the Shares subject to the Stockholder Agreements), the expiration or termination of all waiting periods imposed by the HSR Act and the other conditions set forth in
Section 14. Subject to the terms and conditions contained in the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions (including, with the consent of the Company, the Minimum Condition).

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.


2. PROCEDURE FOR TENDERING SHARES

     Valid Tender. For a stockholder to validly tender Shares pursuant to the Offer, either (1) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

     The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN

RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (1) the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith unless such registered holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). In all other cases, all signatures on the Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be issued to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

   (1)   such tender is made by or through an Eligible Institution;

   (2) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Purchaser is received by the Depositary, as provided below, prior to the Expiration Date; and

   (3) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the American Stock Exchange, Inc. (the "AMEX") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. SEE SECTION 4.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after August 13, 1998. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares or other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders then scheduled.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of, or payment for, which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalty of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proven in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form of the Letter of Transmittal and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.


3. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after October 11, 1998.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.


4. ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms, and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. Any determination concerning the satisfaction of such terms and conditions will be within the sole discretion of the Purchaser, and such determination will be final and binding on all tendering stockholders. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer).

     Parent has filed a Notification and Report Form with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on August 22, 1998, unless early termination of the waiting period is granted. In addition, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from Parent. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by Parent with such request. See
Section 15 hereof for additional information concerning the HSR Act and the applicability of the antitrust laws to the Offer.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for such Shares (or timely Book-Entry Confirmation of a transfer of such Shares as described in Section 2), (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and (3) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares. Any such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

     If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or otherwise, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer. Any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.


5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash pursuant to the Offer or the Merger will constitute a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also constitute a taxable transaction under applicable state, local, foreign and other tax laws. As a result, a tendering stockholder will generally recognize gain or loss for Federal income tax purposes in an amount equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Merger and such stockholder's aggregate adjusted tax basis in the Shares tendered and purchased pursuant to the Offer (or canceled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer (or canceled pursuant to the Merger). If tendered Shares are held by a tendering stockholder as capital assets (within the meaning of Section 1221 of the Code), any gain or loss recognized by the tendering stockholder will constitute capital gain or loss, and will constitute long-term capital gain or loss if the tendering stockholder held the underlying Shares for more than 12 months as of the date of disposition.

     Under the Internal Revenue Service Restructuring and Reform Act of 1998, in the case of noncorporate stockholders, if the underlying Shares have been held for more than 12 months as of the date of disposition, any long-term capital gain recognized by a noncorporate stockholder generally will be subject to Federal income tax at a maximum rate of 20%. There are limits on the deductibility of losses.

     A stockholder (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals) that tenders Shares may be subject to backup withholding at a rate of 31% unless the stockholder provides its correct TIN (or certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish its correct TIN in the prescribed manner or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS, and gross proceeds of the Offer or the Merger payable to such stockholder may be subject to backup withholding at a rate of 31%. Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. See Section 2.

     If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF ITS INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.



6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     Since June 11, 1997, the Shares have been traded on the AMEX under the symbol "MJK." From August 2, 1996 to June 10, 1997, the Shares were traded in the Nasdaq over-the-counter market (the "OTC Bulletin Board") under the symbol "MAJK." The following table sets forth, for each of the periods indicated, the high and low reported bid prices per Share, as reported by the OTC Bulletin Board, or the high and low reported last sale prices per Share, as reported by the AMEX, as appropriate.



                                                       HIGH        LOW
                                                     --------   --------
     1996
       Third Quarter .............................    $4.25      $3.50
       Fourth Quarter ............................     4.00       3.00
     1997
       First Quarter .............................    $4.38      $2.75
       Second Quarter ............................     4.00       2.25
       Third Quarter .............................     2.81       1.75
       Fourth Quarter ............................     2.50       1.19
     1998
       First Quarter .............................    $2.00      $1.38
       Second Quarter ............................     2.69       1.56
       Third Quarter (through August 11) .........     3.94       2.44

     On August 6, 1998, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported last sale price of the Shares on the AMEX was $3.56 per Share. On August 11, 1998, the reported last sale price of the Shares on the AMEX was $3.81 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Form 10-K"), the Company has not paid cash dividends on the Shares to date and does not plan to pay cash dividends to its stockholders in the foreseeable future.


7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the AMEX, which requires that an issuer have at least 200,000 publicly held shares, held by at least 300 stockholders of round lots and with a market value of at least $1,000,000. According to the Company, as of August 11, 1998, there were approximately 375 holders of record of Shares, and 25,986,243 Shares were outstanding. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements for continued listing on the AMEX, then the Shares could be delisted, and the market for Shares could be adversely affected.

     In the event that the AMEX delists the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the shortswing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to
Section 14(a) of the Exchange Act in connection with stockholders' meetings, the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will cease to be traded on the AMEX and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."


8. CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Delaware corporation with its principal executive offices at 930 Washington Avenue, Miami Beach, Florida 33139. According to the Form 10-K, the Company, through its subsidiaries and related partnerships, acquires domestic and international stage and ancillary rights to theatrical productions, produces and promotes live entertainment, manages and books performances and shows, and provides ancillary services (including transportation and merchandising of a broad range of products associated with its productions and performers).

     Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the information contained in the Form 10-K or the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (the "Form 10-Q"). More comprehensive financial information is included in those reports and other documents filed by the

Company with the Commission, and the following summary is qualified in its entirety by reference to those reports and such other documents and all the financial information (including any related notes) contained therein. The Form 10-K, the Form 10-Q and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."


            MAGICWORKS ENTERTAINMENT INCORPORATION AND SUBSIDIARIES

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              SIX MONTHS ENDED                      YEAR ENDED
                                                  JUNE 30,                         DECEMBER 31,
                                           -----------------------   ----------------------------------------
                                              1998         1997           1997           1996         1995
                                           ----------   ----------   --------------   ----------   ----------
                                                 (UNAUDITED)
STATEMENT OF INCOME DATA:
Total revenues .........................    $37,135      $12,784     $63,916           $ 71,667     $ 54,129
Income from operations .................      1,907        1,854       2,807              3,356        5,007
Net income and net income before pro
 forma income taxes for periods prior to
 July 29, 1996 .........................    $   913      $   939     $ 1,117           $  2,566     $  3,739
Pro forma income taxes(1) ..............         --           --          --             (1,162)      (1,458)
Pro forma net income(1) ................         --           --          --              1,404        2,281
Net income and pro forma net income per
 share basic and diluted ...............    $  0.04      $  0.04     $  0.05           $   0.06     $   0.10
Weighted average common shares
 outstanding ...........................     24,417       24,394      24,399             22,907       21,831

                                                                     AT JUNE 30,           AT DECEMBER 31,
                                                                   --------------   --------------------------
                                                                       1998            1997         1996
                                                                     -------         ---------    ---------
BALANCE DATA SHEET:
Working capital ................................................     $ 4,127           $  3,701     $  6,633
Total assets ...................................................      27,096             17,445       14,927
Long term debt .................................................       5,810              6,047        6,177
Stockholders' equity ...........................................       6,471              5,477        4,607

----------
(1) Reflects the effect of a pro forma provision for income taxes on historical statement of income data at 39% which would have been recorded had the Company been a taxable entity for all periods presented.


     Available Information. The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located in the Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies should be obtainable, by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Such reports, proxy and information statements and other information may be found on the SEC's web site, the address of which is: http://www.sec.gov. Such information should also be on file at the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the SEC and other publicly available information. Although the Purchaser and Parent do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.


9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

     The Purchaser, a Delaware corporation and a wholly owned subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal offices of the Purchaser are located at 650 Madison Avenue, 16th Floor, New York, New York 10022. All outstanding shares of capital stock of the Purchaser are owned by Parent.

     Parent is a leading integrated promoter, producer and venue operator in the live entertainment industry. In addition, Parent is a leading full-service marketing and management company specializing in the representation of team sports athletes, primarily in professional basketball. Parent believes that it currently controls the largest network of venues used principally for music concerts and other live entertainment events in the United States, with 44 venues either directly owned or operated under lease or exclusive booking arrangements in 22 of the top 50 markets, including 11 amphitheaters in 7 of the top 10 markets. Parent is a Delaware corporation with its principal offices located at 650 Madison Avenue, 16th Floor, New York, New York 10022.

     Financial information with respect to Parent and its subsidiaries is included in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, its Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, its Prospectus, as supplemented, filed on June 30, 1998 pursuant to Rule 424(b) under the Securities Act and other documents filed by Parent with the SEC. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

     Except as described in this Offer to Purchase, the Purchaser and Parent (together, the "Corporate Entities") do not, and, to the best knowledge of the Corporate Entities, none of the persons listed in Schedule I or any associate or majority-owned subsidiary of the Corporate Entities or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as described in this Offer to Purchase, (1) there have not been any contacts, transactions or negotiations between the Corporate Entities, any of their respective subsidiaries or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the SEC and (2) none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

     During the last five years, none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I
(1) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (2) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws. The name, business address, present principal occupation or employment, five-year employment history and citizenship of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I.

     Available Information. Parent is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is disclosed in Parent's reports and filed with the SEC. Such reports and other information should be available for inspection at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located in the Northwestern Atrium Center, 500 West Madison Street (Suite
1400), Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies should be obtainable, by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a web site that contains reports and other information regarding registrants that file electronically with the SEC. Such reports and other information may be found on the SEC's web site, the address of which is: http://www.sec.gov. Such material should also be available for inspection at the library of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.


10. SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Purchaser to purchase the Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $118.0 million. The Purchaser plans to obtain the funds required to consummate the Offer and the Merger through a capital contribution from Parent. Parent intends to fund such contribution by using available cash and borrowing under the Credit Facility (as defined below). In the event that Parent is unable to borrow under the Credit Facility, Parent intends to seek additional financing from other sources in order to consummate the Offer and the Merger. The Offer is not conditioned on the receipt by Parent of sufficient financing.

     Parent and the subsidiary guarantors thereto, entered into a Credit and Guarantee Agreement among the lender banks party thereto, Goldman Sachs Partners, L.P. and Lehman Commercial Paper, Inc., as co-documentation agents and The Bank of New York, as administrative agent on February 26, 1998 and subsequently amended, which provides for up to $300.0 million of senior secured credit facilities subject to certain covenants and conditions (the "Credit Facility"). The Credit Facility is comprised of (a) a $150.0 million eight-year term loan (the "Term Loan") and (b) the $150.0 million seven-year reducing revolving loan (the "Revolver"). Parent has recieved a commitment to increase the amount available under the Revolver by $50.0 million. Borrowings under the Credit Facility are secured by substantially all the assets of Parent, including a pledge of the outstanding stock of substantially all of its subsidiaries, and are guaranteed by substantially all of Parent's subsidiaries.


     Borrowings under the Credit Facility may be used by Parent to finance Permitted Acquisitions (as defined in the Credit Facility), for working capital and for general corporate purposes.

     The effective interest rate for the Credit Facility is 8.06%. Parent will pay an annual commitment fee on unused availability under the Revolver of 0.50% if Parent's Total Leverage Ratio is greater than or equal to 4.0 to 1.0, and 0.375% if that ratio is less than 4.0 to 1.0. Parent will also pay an annual letter of credit fee equal to the Applicable LIBOR Margin (as defined in the Credit Facility) for the Revolver then in effect.

     The Credit Facility also includes customary covenants relating to compliance with ERISA, environmental and other laws, payment of taxes, maintenance of corporate existence and rights, maintenance of insurance and financial reporting. In addition, the Credit Facility requires Parent to maintain compliance with certain specified financial covenants relating to: (1) a maximum ratio (the "Total Leverage Ratio") of (a) all outstanding amounts under the Credit Facility and any other borrowed money and similar type indebtedness (including capital lease obligations) of Parent and its subsidiaries, on a consolidated basis ("Total Debt"), less cash and cash equivalents in excess of $5.0 million, to (b) for the most recently completed four fiscal quarters, (i) revenues less (ii) expenses (excluding depreciation, amortization other than capitalized pre-production costs, interest expense and income tax expense), plus (iii) non-recurring expense items or non-cash expense items mutually agreed upon by Parent and the Required Lenders, plus (iv) the lesser of (a) the equity income from Unconsolidated Investments (as defined in the Credit Facility) and (B) cash dividends and other cash distributions from Unconsolidated

Investments (however, the total amount determined under this clause (iv) will not exceed 10.0% of Operating Cash Flow before overhead) (the amount referred to in this clause (b), "Operating Cash Flow"); Operating Cash Flow is to be adjusted to reflect acquisitions and dispositions consummated during the calculation period as if those transactions were consummated at the beginning of the period (with adjustment, "Adjusted Operating Cash Flow"); (2) a maximum ratio (the "Senior Leverage Ratio") of (a) Total Debt less the principal amount outstanding under the Parent's 9 1/8% Senior Subordinated Notes due 2008 to, less cash and cash equivalents in excess of $5.0 million, to (b) Operating Cash Flow; (3) a minimum ratio (the "Pro Forma Interest Expense Ratio") of (a) Adjusted Operating Cash Flow to (b) the sum of all interest expense and commitment fees calculated for the four fiscal quarters following the calculation quarter, giving effect to the Total Debt outstanding and the interest rates in effect as of the date of the determination and the commitment reductions and debt amortization scheduled during that period of a minimum ratio (the "Debt Service Ratio") of (a) Adjusted Operating Cash Flow to (b) the sum of (i) the sum of all interest expense and commitment fees calculated for the four fiscal quarters following the calculation quarter, giving effect to the Total Debt outstanding and the interest rates in effect as of the date of the determination and the commitment reductions and debt amortization scheduled during that period and (ii) the scheduled current maturities of Total Debt and current commitment reductions with respect to the Revolver, each measured for the four fiscal quarters immediately succeeding the date of determination; and
(4) a minimum ratio (the "Fixed Charges Ratio") of (a) the sum of Operating Cash Flow to (b) the sum of, for the four most recently completed fiscal quarters, the following paid during that period: (i) Interest Expense (as defined in the Credit Facility) plus the scheduled maturities of Total Debt and current commitment reductions with respect to the Revolver, (ii) cash income taxes, (iii) capital expenditures (excluding certain special capital expenditures to be mutually agreed upon) and (iv) Unconsolidated Investments.

     The Total Leverage Ratio for the most recently completed 12-month period may not at any time exceed (a) 6.75x from the Credit Facility Closing Date to September 29, 1998, (b) 6.50x from September 30, 1998 to December 30, 1998, (c) 6.25x from December 31, 1998 to June 29, 1999, (d) 5.75x from June 30, 1999 to
December 30, 1999, (e) 5.25x from December 31, 1999 to December 30, 2000, (f) 4.50x from December 31, 2000 to December 30, 2001 and (g) 3.75x on December 31, 2001 and thereafter. The Senior Leverage Ratio for the most recently completed 12-month period may not at any time exceed (a) 3.50x from the Credit Facility Closing Date to September 29, 1998, (b) 3.25x from September 30, 1998 to December 30, 1999, (c) 3.00x from December 31, 1999 to December 30, 2000 and
(d) 2.50x on December 31, 2000 and thereafter. The Pro Forma Interest Expense Ratio may not at the end of any fiscal quarter be less than (a) 1.50x from the Credit Facility Closing Date to December 31, 1998 and (b) 2.00x on January 1, 1999 and thereafter. The Pro Forma Debt Service Ratio may not at any fiscal quarter end be less than (a) 1.25x from the Credit Facility Closing Date to December 31, 1998 and (b) 1.50x on January 1, 1999 and thereafter. The Fixed Charges Ratio may not at any quarter end be less than 1.05x. The Credit Facility also prohibits prepayment of any subordinated notes.

     The Credit Facility contains various covenants that, subject to certain specified exceptions, restrict Parent's and its subsidiaries' ability to: (1) incur additional indebtedness and other obligations; (2) grant liens; (3) consummate mergers, acquisitions, investments and asset dispositions; (4) declare or pay Restricted Payments (as defined in the Credit Facility); (5) declare or pay dividends, distributions and other prepayments or repurchases of other indebtedness; (6) amend certain agreements, including Parent's organizational documents; (7) make acquisitions and dispositions; (8) engage in transactions with affiliates; (9) engage in sale and leaseback transactions; and (10) change lines of business.

     The Credit Facility also contains customary events of default, including payment defaults, the occurrence of a Change of Control (as defined in the Credit Facility), the invalidity of guarantees or security documents under the Credit Facility, any Material Adverse Change (as defined in the Credit Facility), breach of any representation or warranty under the Credit Facility and any cross-default to other indebtedness of Parent and its subsidiaries. The occurrence of any event of default could result in termination of the commitments to extend credit under the Credit Facility and foreclosure on the collateral securing those obligations, each of which, individually, could have a material adverse effect on Parent.

     "Change of Control" is defined in the Credit Facility as, inter alia: (i) the failure of Robert F.X. Sillerman, the Executive Chairman and a Member of the Office of Chairman of the Parent, any affiliate (as defined therein) of Mr. Sillerman, or any affiliate of Mr. Sillerman together with any executor, heir or successor appointed to take control of Mr. Sillerman's affairs in the event of his death, disability or incapacity, to own directly or indirectly, in the aggregate, of record and beneficially, more than 30% of the voting power of all issued and outstanding capital stock of Parent or (ii) the occurrence of any Person (as defined in the Credit Facility), other than as provided in clause
(i) above, owning, beneficially, more than 10% of the voting power of all issued and outstanding capital stock of Parent.

     It is anticipated that the indebtedness incurred through borrowing under the Credit Facility will be repaid from funds generated internally by Parent and its subsidiaries. No final decisions have been made concerning the method Parent will employ to repay such indebtedness. Such decisions, when made, will be based upon Parent's review from time to time of the availability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.


11. CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER

     From time to time the Company and PACE Entertainment Corporation ("PACE"), a wholly owned subsidiary of Parent, have in the ordinary course of business, entered into contracts, agreements, arrangements or understandings in connection with the production of theatrical and concert performances. Additionally, the Company and PACE are two of the three principal co-owners of the country's largest theatrical booking agency.

     In October 1997, SFX Broadcasting, Inc. (SFX Entertainment's parent prior to its spinoff in April 1998) expressed to the Company its interest in pursuing a possible business combination. On October 27, 1997, the Company and SFX Broadcasting, Inc. entered into a confidentiality agreement in connection with discussions concerning a possible business combination.

     In late March 1998, Robert F.X. Sillerman, the Executive Chairman, a Member of the Office of the Chairman and a Director of Parent, called Joe Marsh, Co-Chairman of the Board and a Director of the Company, and again expressed an interest in acquiring the Company.

     On April 2, 1998, at the invitation of Mr. Sillerman, a meeting took place between Mr. Sillerman and Mr. Marsh. Lee Marshall, the President, Chief Operating Officer and a Director of the Company also participated in this meeting. At such meeting, Mr. Sillerman expressed Parent's interest in acquiring all of the outstanding Shares for a purchase price of approximately $3.00 per Share, a portion of which would be paid in cash and the remainder of which would be paid in Parent's Class A common stock. At the conclusion of such meeting, Messrs. Marsh and Marshall informed Mr. Sillerman that they did not believe that the Company's Board of Directors would be interested in considering a sale of the Company at such a price.

     In early July 1998, Mr. Sillerman again contacted Mr. Marsh regarding Parent's potential acquisition of the Company.

     On July 13, a meeting was held among Messrs. Marsh, Marshall and Sillerman at which time Mr. Sillerman expressed Parent's interest in acquiring all of the outstanding Shares at a price of $4.00 per Share. Mr. Sillerman also indicated that up to 70% of the purchase price could be paid in cash.

     On July 14, a meeting was held between Mr. Sillerman, Mr. Marshall, Brad Krassner, the Co-Chairman of the Board and Chief Executive Officer of the Company, and Robert Kreusler, the General Counsel of the Company, to further discuss Parent's offer to acquire all of the outstanding Shares. A second meeting was held later that day between Mr. Kreusler and Howard J. Tytel, the Executive Vice President, General Counsel, Secretary and a Director of Parent to discuss this transaction and the status of the Company's proposed acquisitions. Further discussions and negotiations were held on July 15.

     On July 17, counsel to Parent sent drafts of the Merger Agreement and the Stockholder Agreements to the Company's counsel. The Stockholder Agreements, which were to be executed by the Principal Stockholders, who beneficially own an aggregate of approximately 73.8% of the outstanding Shares, provided, among other things, that such Principal Stockholders would tender all of their Shares into the Offer.

     From July 20 until August 6, Parent and its representatives negotiated the terms of the Merger Agreement and the Stockholder Agreements with the Company's counsel and the Independent Committee. Representatives of the Company participated in the negotiations with respect to certain terms of the proposed transaction.

     On July 21, the Board of Directors of Parent, after receiving drafts of the Merger Agreement and the Stockholder Agreements and after being briefed on the transactions, approved the transactions contemplated thereby.

     On July 23, the Company informed the Parent that the Board of Directors of the Company established the Independent Committee, consisting of two independent directors of the Company, to evaluate the offer proposed by Parent, to negotiate with Parent regarding the terms thereof, and to determine whether the Company should enter into a transaction with Parent. The Independent Committee retained separate legal counsel and Salomon Smith Barney to provide certain financial advisory services to the Independent Committee.

     On July 23, the representatives of the Company and the Independent Committee expressed their desire to structure the transaction as a cash tender offer for all of the Shares followed by a second step merger to expedite the closing of the transaction. Parent agreed to such a structure and on July 24 sent revised drafts of the Merger Agreement and the Stockholder Agreements to counsel for the Company and the Independent Committee reflecting such structure.

     On July 24, the Company issued a press release announcing that it had been approached by a prospective purchaser to acquire all of the outstanding Shares at a price per Share which represented a small premium over the then current trading price. The Company also announced that the Independent Committee had been formed to consider the transaction and had retained legal counsel.

     On August 4, the Company informed the Parent that the Board of Directors of the Company and the Independent Committee had each unanimously approved the Offer and the Merger and that the Board of Directors of the Company unanimously determined that the terms of the Offer and the Merger are advisable, fair to, and in the best interests of, the stockholders of the Company and unanimously recommended that stockholders of the Company accept the Offer and tender their Shares. The Board of Directors of the Company further approved and authorized the execution and delivery of the Merger Agreement and the Stockholder Agreements in substantially the form reviewed at the meeting.

     On August 6, the Merger Agreement and Stockholder Agreements and other related agreements were executed. On the morning of August 7, 1998, Parent and the Company issued a press release announcing that the execution of the Merger Agreement.


12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE STOCKHOLDER AGREEMENTS

     Purpose. The purpose of the Offer is to enable Parent to acquire control of the entire equity interest in the Company. Following the consummation of the Offer, the Purchaser and Parent intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

     The Merger Agreement. The Merger Agreement provides that, following the satisfaction or waiver of the conditions described below under "Conditions to the Merger," the Purchaser will be merged with and into the Company, and each then outstanding Share (other than Shares owned by the Company or any subsidiary of the Company or by Parent, the Purchaser or any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware Law), will be converted into the right to receive an amount in cash, without interest, equal to the price per Share paid pursuant to the Offer.

     Vote Required to Approve the Merger. Delaware Law provides that, if a parent company owns at least 90% of each class of stock of a subsidiary, then the parent company can effect a "short-form" merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser could effect the Merger using the "short-form" merger procedures without prior notice to, or any action by, any other stockholder of the Company. Delaware Law also requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board of Directors of the Company and, if the "short form" merger procedure described above is not available, by the holders of a majority of the Company's outstanding Shares. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by such stockholders if the "short-form" merger procedure described above is not available. Under Delaware Law, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser), is generally required to approve the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

     Conditions to the Merger. The Merger Agreement provides that the Merger is subject to the satisfaction or waiver of the following conditions: (1) if required by applicable law, approval by the Stockholders of the Company must have been obtained with respect to the approval and adoption of the Merger Agreement and the Merger; (2) no Federal, state, local or foreign government, or governmental, regulatory or administrative authority, agency or commission or court of competent jurisdiction ("Governmental Authority") will have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an "Order") or law which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; (3) any applicable waiting period under the HSR Act relating to the Merger must have expired or been terminated; and
(4) Purchaser or its permitted assignee must have previously purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

     Termination of the Merger Agreement. The Merger Agreement may be terminated prior to the effective time of the Merger (the "Effective Time"), notwithstanding any requisite approval and adoption of the Merger Agreement (1) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company; (2) by either Parent or the Company, if either: (a) the Offer is not consummated on or before January 31, 1999 (the "Termination Date"); provided, however, that the right to terminate the Merger Agreement pursuant to clause (a) of this sentence will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Offer to be so consummated on or before such date; or (b) there is any Order which is final and nonappealable preventing the consummation of the Merger or the Offer, except if the party relying on such Order has not complied with its obligations pursuant to the relevant sections of the Merger Agreement; (3) by Parent, prior to the date the Purchaser elects a majority of the Board of Directors of the Company ("Purchaser's Election Date"), if (a) the Board of Directors of the Company or an independent committee thereof, has withdrawn or modified in a manner adverse to Parent, its approval or recommendation with respect to the Merger Agreement, Merger or the Offer, (b) a tender offer or exchange offer for 50% or more of the outstanding Shares (other than the Offer) is commenced and the Board of Directors of the Company fails to timely recommend against the stockholders of the Company tendering their Shares into such tender or exchange offer, or (c) a proposal for a merger, consolidation or other business combination involving the Company or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any more than 25% of the voting power of, or a substantial portion of the assets of, the Company and its subsidiaries (a "Takeover Proposal"), has been publicly announced and the Board of Directors of the Company has failed to publicly reaffirm its approval or recommendation of the Offer, the Merger and the Merger Agreement on or before the fifth day following the date on which such Takeover Proposal is announced; provided that Parent in exercising its termination rights pursuant to clause (c) of this sentence may condition the effectiveness of such termination upon receipt of a termination fee and certain specified expenses as provided in the Merger Agreement and discussed under "--Fees and Expenses" below; (4) by Parent if, due to an occurrence or circumstance that results in a failure to satisfy any condition set forth in "Certain Conditions of the Offer" (Section 14), (a) Parent, the Purchaser or any of their affiliates will have failed to commence the Offer on or prior to 10 days following the date of the Merger Agreement or (b) the Offer has expired or terminated without any Shares being purchased therein, unless any such failure has been caused by or resulted from the failure of Parent or the Purchaser to perform in any material respect any of their respective covenants or agreements contained in the Merger Agreement or the material breach by Parent or the Purchaser of any of their respective representations or warranties contained in the Merger Agreement; (5) by the Company if (a) Parent, the Purchaser or any of their affiliates has failed to commence the Offer on or prior to 10 days following the date of the Merger Agreement or (b) the Offer has expired or terminated without any Shares being purchased therein, unless such failure to purchase the Shares has been caused by or resulted from the failure of the Company to satisfy certain conditions set forth in paragraph (d) or (j) of "Certain Conditions of the Offer" (Section 14); (6) by either Parent or the Company, if the Effective Time has not occurred before June 30, 1999; provided, however, that the right to terminate the Merger Agreement pursuant to this clause (6) is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to be so consummated on or before such date; (7) by the Company, prior to the Purchaser's Election Date, if (a) the Board of Directors of the Company has determined in good faith, based on the advice of outside counsel, that it is necessary, in order to comply with its fiduciary duties to the Company's stockholders under applicable law, to terminate the Merger Agreement in order to enter into an agreement with respect to, or to consummate a transaction constituting, a Takeover Proposal from a third party for 50% or more of the Shares or substantially all of the assets of the Company which the Company's Board of Directors determines is more favorable to the stockholders of the Company than the Offer and the Merger (a "Superior Proposal"), (b) the Company has given notice to Parent advising Parent that the Company has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (including the identity of the third party) and the material terms and conditions of any agreements or arrangements to be entered into in connection with a Superior Proposal with respect to the Principal Stockholders and that the Company intends to terminate the Merger Agreement in accordance with this clause (7), and (c) either (i) Parent has not revised its takeover proposal within five business days after the date on which such notice is deemed to have been given to Parent, or (ii) if Parent within such period has revised its takeover proposal, the Board of Directors of the Company, after receiving advice from its financial advisor, has determined in its good faith reasonable judgment that the third party's Takeover Proposal is superior to Parent's revised takeover proposal; provided that the Company may not effect such termination pursuant to this clause (7) unless the Company has contemporaneously with such termination tendered to Parent the termination fee and certain specified expenses discussed in "--Fees and Expenses" below; (8) by Parent, if the number of Shares outstanding, on a fully-diluted basis, exceeds
28.9 million plus the number of Shares the issuance of which has been expressly approved in writing by Parent; (9) by the Company, at any time prior to the consummation of the Offer, if (a) the conditions set forth in paragraphs
(d)(ii) or (i) of "Certain Conditions of the Offer" (Section 14) have not been satisfied or becomes untrue (other than as a result of the failure of the condition set forth in paragraph (d)(i) of "Conditions to the Offer" (Section
14)), (b) such failure cannot be cured, (c) the Company has delivered to Parent a written notice specifically setting forth, fully and fairly, in good faith, the basis for such failure in sufficient detail to permit a reasonable evaluation by Parent, (d) within 30 days after receipt by Parent of such notice, Parent has not either waived the failure of such condition or terminated this Agreement pursuant to the clause (10) below, and (e) no Takeover Proposal has been made prior to the date of any notice by the Company; or (10) by Parent, at any time prior to the consummation of the Offer, if Parent elects to terminate the Merger Agreement as contemplated by the preceding clause (9).

     Fees and Expenses. The Merger Agreement provides that, except for filing fees under the HSR Act and under certain events of termination, all fees and expenses incurred in connection with the Offer, Merger, the Merger Agreement, and the Stockholder Agreements will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. In addition, if the Merger Agreement is (a) terminated pursuant to clause (3) in the preceding paragraph (including a termination conditioned on the receipt of a termination fee or specified expenses) or clause (7) or (8) of the preceding paragraph; or (b) terminated (other than by the Company pursuant to clause (5) of the preceding paragraph) and a Takeover Proposal has been made prior to such termination, and definitive documentation with respect to the same or another Takeover Proposal from the same or another person is entered into within 12 months of such termination, then, in either case, the Company will pay a termination fee of $3.3 million and certain specified expenses not to exceed $850,000. The Merger Agreement also provides that if the Merger Agreement is terminated by Parent pursuant to clause (4) of the preceding paragraph other than due to an occurrence or circumstance that results in a failure to satisfy paragraphs (a), (b) or (h) of "Certain Conditions of the Offer" (Section 14) or due to the fact that any applicable waiting period under the HSR Act has not expired or been terminated prior to the expiration of the Offer, the Company will pay certain specified expenses not to exceed $850,000.

     Conduct of Business by the Company. In the Merger Agreement the Company agrees that, until the earlier of (x) the date on which the Merger Agreement is terminated and (y) the Purchaser's Election Date, except as contemplated by the Merger Agreement, the Company will, and will cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted and in compliance in all material respects with all applicable laws. In addition, the Merger Agreement provides that the Company, without the consent of Parent, will not, and will not permit any subsidiary of the Company to: (1)(a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any subsidiary of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (2) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than as otherwise permitted in the Merger Agreement; (3) amend its Certificate of Incorporation, Bylaws (except as contemplated by the Merger Agreement) or other comparable organizational documents; (4) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, except as contemplated by the Merger Agreement, (a) any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or (b) any assets that individually, or in the aggregate, are material to the Company and its subsidiaries, taken as a whole; (5) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, other than in the ordinary course of business consistent with past practice, that are material to the Company and its subsidiaries taken as a whole; (6) except in the ordinary course of business consistent with past practice (to the extent not in excess of $50,000) and for intercompany indebtedness between the Company and any subsidiary of the Company or between subsidiaries of the Company, (a) incur or guarantee any indebtedness, or (b) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company or to officers and employees of the Company or any subsidiary of the Company for travel, business or relocation expenses in the ordinary course of business; (7) make or agree to make any new capital expenditures which in the aggregate are in excess of $50,000; (8) make any tax election that could reasonably be expected to have a material adverse effect on the Company or settle or compromise any material income tax liability; (9) enter into, modify, amend or terminate any material contract or agreement (including any contract or agreement (x) which is required by its terms or is currently expected to result in the payment or receipt of more than $50,000,
(y) for a term of more than one year, or (z) of employment, deferred compensation or similar arrangement with any director, officer or employee of the Company or any subsidiary of the Company) to which the Company or any subsidiary of the Company is or may be a party or waive, release or assign any material rights or claims thereunder; (10) except as required by law, modify, amend or terminate any acquisition contract or waive, release or assign any material rights or claims thereunder; (11) make any material change to its accounting methods, principles or practices, except as may be required by GAAP;
(12) fail to act in the ordinary course of business consistent with the past practice of the Company, exercising commercially reasonable care to (a) preserve substantially intact the Company's and each of its subsidiaries' present business organization, (b) keep available the services of any employee with an employment contract with the Company or any subsidiary of the Company, and (c) preserve its present relationships with clients, sponsors, suppliers and others having significant business dealings with them; (13) fail to use commercially reasonable efforts to maintain the material assets of the Company and each subsidiary of the Company in their current physical condition, except for ordinary wear and tear and damage; (14) merge or consolidate with or into any other legal entity or dissolve or liquidate any subsidiary of the Company; (15) except as required by the terms and provisions of written contracts between the Company or any subsidiary of the Company and an employee thereof as in existence on the date of the Merger Agreement, (a) adopt or amend any employee benefit plan other than in the ordinary course of business consistent with past practice or as required by law, or (b) materially increase in any manner the aggregate compensation or fringe benefits (including, without limitation, commissions) of any officer, director, or employee or other personnel of the Company or any subsidiary of the Company (whether employees or independent contractors) other than as required by law; (16) pay, discharge, or satisfy any material (on a consolidated basis for the Company and its subsidiaries taken as a whole) claims, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, or fail to pay or otherwise satisfy (except if being contested in good faith) any material (on a consolidated basis for the Company and its subsidiaries taken as a whole) accounts payable, liabilities, or obligations when due and payable; (17) engage in any transactions with any of its affiliates other than transactions between the Company and any subsidiary of the Company or among subsidiaries of the Company; or (18) authorize, or commit or agree to take, any of the foregoing actions.

     Board of Directors. The Merger Agreement provides that, promptly upon the purchase by the Purchaser of Shares pursuant to the Offer, the Purchaser will be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company's Board of Directors as shall give the Purchaser representation on the Company's Board of Directors equal to the product of the total number of directors on the Company's Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser or any affiliate of the Purchaser at such time bears to the total number of Shares then outstanding. The Company will be required, at such time, to promptly take all actions necessary to cause the Purchaser's designees to be elected as directors of the Company, including increasing the size of the Company's Board of Directors or securing the resignations of incumbent directors or both. The Company is required to use its best efforts to cause persons designated by the Purchaser to constitute the same percentage as persons designated by the Purchaser shall constitute of the Company's Board of Directors of (a) each committee of the Company's Board of Directors (some of whom may be required to be independent as required by applicable law or the rules of the AMEX), (b) each board of directors of each subsidiary of the Company and (c) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the Effective Time, such Board of Directors shall have at least one director who is a director on the date hereof and who is not a designee or officer, director, employee or affiliate of Parent or the Purchaser or officer or employee of the Company ("Independent Director"), provided that if the number of Independent Directors shall be reduced below one for any reason, the Board of Directors shall designate a person to fill such vacancy who is not a designee or officer, director, employee or affiliate of Parent, the Purchaser or the Company. In addition, the Company is required to promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations pursuant to the Merger Agreement and will include in the Schedule 14D-9 that it has agreed to file with the SEC such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations.

     No Solicitation. The Merger Agreement provides that, until its termination, neither the Company nor any of its subsidiaries, nor any of their respective officers, directors, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) (collectively, "Representatives") will, and the Company will cause the employees of the Company and its subsidiaries not to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Takeover Proposal, (b) enter into any agreement with respect to any Takeover Proposal or give any approval with respect to any Takeover Proposal or (c) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. The Merger Agreement also provides that if, at any time prior to the consummation of the Offer, the Board of Directors of the Company determines in good faith, based on the advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, then the Company (and its Representatives) may, in response to an unsolicited Takeover Proposal for at least 50% of the Shares on substantially all the assets of the Company that involves consideration to the Company's stockholders with a value that the Company's Board of Directors reasonably believes, after receiving advice from the Company's financial advisor, is superior to the consideration provided for in the Merger, and provided that Parent is notified of any such Takeover Proposal, (x) furnish information with respect to the Company pursuant to a customary confidentiality agreement to any person making such proposal and (y) participate in negotiations regarding such proposal. The Merger Agreement further prohibits the Board of Directors of the Company and any committee thereof from (x) withdrawing or modifying, or proposing to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger Agreement or the Merger or (y) approving or recommending, or proposing to approve or recommend, any Takeover Proposal, except in the case of clause (x) or (y), in connection with a Superior Proposal and then only at or after the termination of the Merger Agreement.

     Indemnification. The Merger Agreement provides that the Certificate of Incorporation and Bylaws of the Company after the Effective Time will contain provisions no less favorable with respect to indemnification than are set forth in the Certificate of Incorporation and Bylaws of the Company, as in effect on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers or employees of the Company or any of its subsidiaries, unless such modification shall be required by law.

     From and after the Purchaser's Election Date, the Parent has agreed to indemnify, defend and hold harmless each person who is now, or who has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer or director of the Company or any of its subsidiaries, or an employee of the Company or any of its subsidiaries who acts as a fiduciary under any employee benefit plan of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees), claims, damages, liabilities or amounts that are paid in settlement of, or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on or arising in whole or in part out of the fact that the Indemnified Party (or the person controlled by the Indemnified Party) is or was a director, officer or such an employee of the Company or any of its subsidiaries and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, any Claim arising out of the Merger Agreement or any of the transactions contemplated thereby), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under Delaware Law or the Company's Certificate of Incorporation or Bylaws, and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law or the Company's Certificate of Incorporation or Bylaws; provided, however, that the Parent shall not be liable for any settlement effected without its written consent (which shall not be unreasonably withheld). In addition, the Merger Agreement provides that for a period of six (6) years after the Effective Time, the Company shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company covering all of the individuals currently covered thereby (provided that the Company may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors) with respect to claims arising from facts or events which occurred at or prior to the Effective Time, with certain limitations.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties.

     The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit
(c)(1) to the Purchaser's Tender Offer Statement on Schedule 14D-1 filed with the SEC on the date hereof (the "Schedule 14D-1") and incorporated by reference herein. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized above.

     The Stockholder Agreements. Pursuant to the Stockholder Agreements, the Principal Stockholders have agreed to tender into the Offer the Shares that each such Principal Stockholder held of record or beneficially owned on the date of such Stockholder Agreement, as well as any Shares that they thereafter acquire (the "Stockholder's Shares"), however, excluding stock options, warrants or convertible notes of the Company (the "Convertible Securities"). The Principal Stockholders have agreed to sell to the Purchaser, and the Purchaser has agreed to purchase, all the Stockholder's Shares, excluding Convertible Securities, at a price per Share of $4.00, subject only to the condition (which may be waived only by the Purchaser in its sole discretion) that the Purchaser will have accepted for payment and paid for Stockholder's Shares pursuant to the Offer (the "Purchase"). The closing of the Purchase is anticipated to be effected by each Principal Stockholder tendering all such Stockholder's Shares into the Offer, and by the Purchaser accepting for payment and paying for such Subject Shares pursuant to the terms of the Offer. The Merger Agreement further provides that if for any reason any Stockholder's Shares are not purchased in the Offer and either (1) other Shares are purchased in the Offer or (2) the Offer is not consummated due to a failure of the Minimum Condition, the Purchaser shall purchase, and each Principal Stockholder shall sell all of his Stockholder's Shares at a price per Share of $4.00 within five business days (after obtaining all applicable consents and approvals) following the expiration of the Offer.

     The Stockholder's Shares represent more than a majority of the outstanding Shares (determined on a fully diluted basis) and, upon the tendering of these Shares, the Minimum Condition will be satisfied. As of August 11, 1998, there were 19,171,800 Stockholder's Shares, representing approximately 73.8% of the outstanding Shares and approximately 63.0% of the outstanding Shares on a fully diluted basis. Once the Minimum Condition is satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company.

     In the Stockholder Agreements, each of the Principal Stockholders has agreed not to: (1) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, his Stockholder's Shares to any person other than the Purchaser or the Purchaser's designee, (2) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to his Stockholder's Shares or (3) take any other action that would in any way restrict, limit or interfere with the performance of his obligations under his respective Stockholder Agreement or the transactions contemplated thereby.

     Each Principal Stockholder has further agreed in the Stockholder Agreements that, at any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, each Principal Stockholder will, including by initiating a written consent solicitation if requested by Parent, vote (or cause to be voted) his Stockholder's Shares, and any other Shares that such Principal Stockholder has the right to direct or control the vote of such Shares, in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement and the Stockholder Agreements. At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a Principal Stockholder's vote, consent or other approval is sought, each Principal Stockholder will vote (or cause to be voted) his Stockholder's Shares (1) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other material obligation or agreement of the Company under the Merger Agreement (2) against any of the following actions (a) any agreement, letter of intent, proposal or offer (other than the transactions contemplated in the Merger Agreement) involving the Company or any of its subsidiaries for, or an inquiry or indication of interest that reasonably could be expected to lead to: (i) any merger, consolidation, share exchange, recapitalization, reorganization, dissolution, liquidation, business combination or other similar transaction with the Company or any of its subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of a material portion of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions or (iii) any tender offer or exchange offer for all or any portion of the outstanding shares of capital stock of the Company or any of its subsidiaries or the filing of a registration statement under the Securities Act in connection therewith, but shall not include the Offer, the Merger Agreement or an arrangement where the Merger Consideration is increased (each an "Acquisition Proposal") and (b) to the extent that such are intended to, or could reasonable be expected to, (i) impede, interfere with, delay, postpone or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement or (ii) implement or lead to any Acquisition Proposal (other than an Acquisition Proposal with Parent or any affiliate thereof): (A) any change in a majority of the persons who constitute the Board of Directors or the Company; (B) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or Bylaws; or (C) any other material change in the Company's corporate structure or business.

     Under the Stockholder Agreements, each Principal Stockholder has granted an irrevocable proxy with respect to his Stockholder's Shares to Parent, and appoints, Parent, and any other person who shall be designated by Parent, to vote such Principal Stockholder's Subject Shares, or grant a consent in respect of such Subject Shares, in connection with any matter concerning the Offer.

     The foregoing summary of the Stockholder Agreements is qualified in its entirety by reference to the Stockholder Agreements, copies of which are filed as Exhibits (c)(2) - (c)(5) to the Schedule 14D-1 and incorporated by reference herein. The Stockholder Agreements should be read in their entirety for a more complete description of the matters summarized above.

     Certain Agreements with Company Executives. Parent and the Company have entered into amendments to the employment agreements between the Company and each of Brad Krassner, a Co-Chairman of the Board of Directors, the Chief Executive officer and a Director of the Company; Joe Marsh, a Co-Chairman of the Board of Directors and a Director of the Company; and Lee Marshall, the President, Chief Operating Officer and a Director of the Company. Pursuant to these amendments, the Company will maintain the employment of these individuals on the same terms as they currently exist in their respective employment agreements, except as of the Purchaser's Election Date, among other things (1) the Company will have the right to terminate Mr. Krassner's employment without cause and with no monetary obligation other than accrued and unpaid base salary through the date of termination, provided that Mr. Krassner's one-year non compete obligation will not apply and (2) Messrs. Marsh and Marshall (a) relinquish their rights to voluntarily terminate their respective employment agreements prior to the stated expiration of their terms and (b) grant the Company the option to unilaterally extend the term of their respective employment agreements for an additional two years. In addition, the amendments provide for defined reporting responsibilities for these individuals and the maintenance of the separate corporate existence of the Company for one year after the consummation of the Offer.

     Appraisal Rights. Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares will have certain rights pursuant to the provisions of Section 262 of Delaware Law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. If the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price or the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

     If any holder of Shares who demands appraisal under Section 262 of Delaware Law fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in Delaware Law, the Shares of such stockholder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to the Company of a written withdrawal of his demand for appraisal and acceptance of the Merger.

     The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware Law and is qualified in its entirety by the full text of Section 262 of Delaware Law.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF DELAWARE LAW FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     Going Private Transactions. The Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the Commission and disclosed to minority stockholders prior to consummation of the Merger.

     Other Matters. Except as otherwise described in this Offer to Purchase, the Purchaser and Parent have no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company or any of its subsidiaries, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the present Board of Directors of the Company or management of the Company, any material change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure or personnel.


13. DIVIDENDS AND DISTRIBUTIONS

     Pursuant to the terms of the Merger Agreement, the Company is prohibited, without the consent of Parent, from taking any of the actions described in the two succeeding paragraphs, and nothing herein shall constitute a waiver by the Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

     If, between the date of the Merger Agreement and the Effective Time, except as otherwise contemplated by the Merger Agreement, the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, reclassification, recapitalization, split, division, combination or exchange of shares, then the Merger Consideration shall be correspondingly adjusted as necessary to reflect such stock dividend, reclassification, recapitalization, split, division, combination or exchange of shares.

     If, on or after the date of the Merger Agreement, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14 below, (1) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (2) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the

Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.


14. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, but subject to (a) the terms and conditions of the Merger Agreement and (b) any applicable rules at the SEC, the Purchaser will not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition has not been satisfied, (ii) any applicable waiting period under the HSR Act has not expired or has not been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of the Merger Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

     (a) there shall have been any judgment, order or decree resulting from litigation brought by any Governmental Authority or other person, or before any court or Governmental Authority, seeking to: (i) prohibit the acquisition by Parent or Purchaser of any Shares; (ii) prohibit or limit in any material respect the ownership or operation by Parent, Purchaser or any of their respective subsidiaries of any material portion of the business or assets of the Company, or to compel Parent, Purchaser or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or any of its subsidiaries, (iii) restrain or prohibit the making of the Offer or the consummation of the Merger; (iv) impose limitations on the ability of Parent or Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer, or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval of the Merger Agreement and the transactions contemplated thereby; or (v) require divestiture by Parent or Purchaser of any Shares;

     (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Authority, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

     (c) (i) the Company's Board of Directors or an independent committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement or approved or recommended, or failed to timely recommend against, any Takeover Proposal or any other acquisition of Shares other than the Offer and the Merger or (ii) the Company's Board of Directors or an independent committee thereof shall have resolved to do any of the foregoing;

     (d) (i) the Company shall have failed to perform or comply in any material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it at or prior to the Purchaser's Election Date, which failure to perform or comply cannot be cured or has not been cured within two business days after the Company receives written notice from Parent of such breach or failure to perform, or (ii) any of the representations and warranties of the Company contained in the Merger Agreement that are qualified as to Material Adverse Effect (as defined in the Merger Agreement) shall fail to be true and correct, or any such representations and warranties that are not so qualified shall fail to be true and correct in any respect having a Material Adverse Effect on the Company, in each case at the date of the Merger Agreement and at the scheduled or extended expiration of the Offer, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date;

       (e) the Merger Agreement shall have been terminated in accordance with its terms;

     (f) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

     (g) it shall have been publicly disclosed or Parent or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of more than 25% of the outstanding Shares has been acquired by any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person or other entity or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser or any of their affiliates;

     (h) all consents of and notices to or filings with Governmental Authorities and third parties required in connection with the transactions contemplated by the Merger Agreement to be made or obtained by the Company (other than any approvals under the HSR Act), shall not have been obtained or made other than those the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on the Company or prevent or materially delay consummation of any of the transactions contemplated by the Merger Agreement;

     (i) there shall have occurred any event, circumstance or fact (whether or not covered by insurance), individually or in the aggregate, having or reasonably likely to have a material adverse effect on the Company since the date of the Merger Agreement; or

     (j) release agreements relating to stock options of the Company shall not have been obtained from the holders of such options as contemplated in the Merger Agreement.

     The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.


15. CERTAIN LEGAL MATTERS

     Based on a review of publicly available filings made by the Company with the SEC and other publicly available information concerning the Company, neither the Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action, except as otherwise described in this Section 15, by any Governmental Entity that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Parent currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise expressly described in this
Section 15, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places or business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law, and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders; provided that such laws were applicable only under certain conditions.

     Section 203 of Delaware Law limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company's Board of Directors has approved the Merger Agreement and the Stockholder Agreements and the Purchaser's acquisition of Shares pursuant to the Offer and, therefore, Section 203 is inapplicable to the Offer, the Merger and the Stockholder Agreements.

     Based on information supplied by the Company, the Purchaser does not believe that any other state takeover statutes purport to apply to the Offer, the Merger or the Stockholder Agreements. Neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer, the Merger or the Stockholder Agreements and nothing in this Offer to Purchase or any action taken in connection with the Offer, the Merger or the Stockholder Agreements is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer, the Merger or the Stockholder Agreements and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Merger or the Stockholder Agreements, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Parent is in the process of making such filing. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

     The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.


16. FEES AND EXPENSES

     The Purchaser has retained Georgeson & Company Inc. to act as the Information Agent and The Bank of New York to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.


17. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. None of the Purchaser or Parent is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser or Parent has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection, and copies should be obtainable, in the manner set forth in Sections 8 and 9 (except that they will not be available at the regional offices of the SEC).


                                                          MWE ACQUISITION CORP.

August 13, 1998

                                  SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                           PARENT AND THE PURCHASER


1. Directors and Executive Officers of the Parent. The name, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent are set forth below. The business address of the directors and executive officers listed below is 650 Madison Avenue, 16th Floor, New York, New York 10022. All directors and executive officers listed below are citizens of the United States.




                                                         POSITION WITH PARENT;
                                                  PRINCIPAL OCCUPATION OR EMPLOYMENT;
              NAME                                     5-YEAR EMPLOYMENT HISTORY
-------------------------------   ------------------------------------------------------------------
Robert F.X. Sillerman .........   Mr. Sillerman has served as the Executive Chairman, a Member of the Office of the Chairman and a Director of Parent since its formation in December 1997. Mr. Sillerman also served as the
                                  Executive Chairman of SFX Broadcasting, Inc. ("SFX
                                  Broadcasting") from July 1, 1995 until the consummation of its merger with and into an affiliate of Hicks, Muse, Tate and Furst,
                                  Incorporated (the "SFX Merger"). From 1992 through June 30,
                                  1995, Mr. Sillerman served as Chairman of the Board of
                                  Directors and Chief Executive Officer of SFX Broadcasting.
                                  Mr. Sillerman is Chairman of the Board of Directors and Chief
                                  Executive Officer of Sillerman Communications Management
                                  Corporation, a private company that makes investments in and provides financial consulting services to companies engaged in the media business ("SCMC"), and of The Sillerman Companies,
                                  Inc., a private company that makes investments in and provides financial advisory services to media-related companies ("TSC").
                                  Through privately held entities, Mr. Sillerman controls the general partner of Sillerman Communications Partners, L.P., an investment partnership. Mr. Sillerman is also the Chairman of the Board and a founding stockholder of The Marquee Group,
                                  Inc. ("Marquee"), a publicly-traded company organized in 1995, which is engaged in various aspects of the sports, news and other entertainment industries and has signed a definitive merger agreement to be acquired by Parent. Mr. Sillerman is also a founder and a significant stockholder of Triathlon
                                  Broadcasting Company, a publicly-traded company that owns
                                  and operates radio stations in medium and small-sized markets in the mid-western and western United States ("Triathlon").
                                  For the last twenty years, Mr. Sillerman has been a senior executive of and principal investor in numerous entities
                                  operating in the broadcasting business. In 1993, Mr. Sillerman became the Chancellor of the Southampton campus of Long
                                  Island University.

                                                    POSITION WITH PARENT;
                                             PRINCIPAL OCCUPATION OR EMPLOYMENT;
            NAME                                  5-YEAR EMPLOYMENT HISTORY
---------------------------   -----------------------------------------------------------------
Michael G. Ferrel .........   Mr. Ferrel has served as the President, Chief Executive Officer, a Member of the Office of the Chairman and a Director of
                              Parent since its formation in December 1997. Mr. Ferrel also served as the President, Chief Executive Officer and a director of SFX Broadcasting from November 22, 1996 until the
                              consummation of the SFX Merger. Mr. Ferrel served as President and Chief Operating Officer of Multi-Market Radio ("MMR"),
                              and a member of MMR's board of directors since MMR's
                              inception in August 1992 and as Co-Chief Executive Officer of
                              MMR from January 1994 to January 1996, when he became the
                              Chief Executive Officer. From 1990 to 1993, Mr. Ferrel served as Vice President of Goldenberg Broadcasting, Inc., the former owner of radio station WPKX-FM, Springfield, Massachusetts, which was acquired by MMR in July 1993.

Brian Becker ..............   Mr. Becker has served as an Executive Vice President, a
                              Member of the Officer of the Chairman and a Director of the
                              Company since the consummation of the acquisition of
                              PACE Entertainment Corporation ("PACE") in February
                              1998. Mr. Becker has served as Chief Executive Officer of
                              PACE since 1994 and was appointed as President of PACE in
                              1996. He first joined PACE as the Vice President and
                              General Manager of PACE's theatrical division at the time of that division's formation in 1982, and subsequently directed
                              PACE's amphitheater development efforts. He served as
                              Vice Chairman of PACE from 1992 until he was named its
                              Chief Executive Officer in 1994.

David Falk ................   Mr. Falk has served as a Member of the Office of the
                              Chairman and a Director of Parent since the consummation
                              of the acquisition of Falk Associates Management
                              Enterprises, Inc. ("FAME") in June 1998. Mr. Falk also
                              serves as a Director and as Chairman of the Parent's sports group and several subsidiaries within the Parent's sports
                              group. Mr. Falk, who has represented professional athletes for over twenty years, is a director, Chairman and Chief
                              Executive Officer of FAME, positions he has held since he
                              founded FAME in 1992. Mr. Falk also serves as Chairman of
                              the HTS Sports-a-Thon to benefit the Leukemia Society of
                              America, is a member of the Executive Committee of the
                              College Fund and is on the Board of Directors of the
                              Juvenile Diabetes Foundation and Share the Care for
                              Children.

                                                  POSITION WITH PARENT;
                                           PRINCIPAL OCCUPATION OR EMPLOYMENT;
           NAME                                 5-YEAR EMPLOYMENT HISTORY
--------------------------   ---------------------------------------------------------------
Howard J. Tytel ..........   Mr. Tytel has served as an Executive Vice President, General
                             Counsel, Secretary and a Director of Parent since its
                             formation in December 1997. Mr. Tytel also served as a
                             Director, General Counsel, Executive Vice President and
                             Secretary of SFX Broadcasting from 1992 until the
                             consummation of the SFX Merger. Mr. Tytel is Executive
                             Vice President, General Counsel and a Director of SCMC
                             and TSC and holds an economic interest in those companies.
                             Mr. Tytel is a Director and a founder of Marquee and a
                             founder of Triathlon. Mr. Tytel was a Director of Country
                             Music Television from 1988 to 1991. From March 1995 until
                             March 1997, Mr. Tytel was a Director of Interactive Flight
                             Technologies, Inc., a publicly-traded company providing
                             computer-based in-flight entertainment. For the last twenty years, Mr. Tytel has been associated with Mr. Sillerman in various capacities with entities operating in the broadcasting business. From 1993 to 1998, Mr. Tytel was Of Counsel to the law firm of Baker & McKenzie, which represented SFX
                             Broadcasting and currently represents Parent and other
                             entities with which Messrs. Sillerman and Tytel are affiliated on various matters.

Thomas P. Benson .........   Mr. Benson has served as the Vice President, Chief Financial
                             Officer and a Director of Parent since its formation in
                             December 1997. Mr. Benson also served as the Chief Financial
                             Officer and a Director of SFX Broadcasting, having served in such capacity from November 22, 1996 until the
                             consummation of the SFX Merger. Mr. Benson became the
                             Vice President of Financial Affairs of SFX Broadcasting in
                             June 1996. He was the Vice President--External and
                             International Reporting for American Express Travel Related
                             Services Company from September 1995 to June 1996. From
                             1984 through September 1995, Mr. Benson worked at Ernst
                             & Young LLP as a staff accountant, senior accountant,
                             manager and senior manager.

Richard A. Liese .........   Mr. Liese has served as a Vice President, Associate General
                             Counsel and a Director of Parent since its formation in
                             December 1997. Mr. Liese also served as a Director, Vice
                             President and Associate General Counsel of SFX
                             Broadcasting, having served in such capacity from 1995 until the consummation of the SFX Merger. Mr. Liese has also
                             been the Assistant General Counsel and Assistant Secretary of SCMC since 1988. In addition, from 1993 until April 1995, he served as Secretary of MMR.

                                                        POSITION WITH PARENT;
                                                 PRINCIPAL OCCUPATION OR EMPLOYMENT;
              NAME                                    5-YEAR EMPLOYMENT HISTORY
-------------------------------   -----------------------------------------------------------------
D. Geoffrey Armstrong .........   Mr. Armstrong has served as an Executive Vice President
                                  and a Director of Parent since its formation in December
                                  1997. It is anticipated that, effective as of September 1, 1998,
                                  Mr. Armstrong will no longer serve as an executive officer of
                                  Parent but will remain as a Director. Mr. Armstrong also
                                  served as the Chief Operating Officer and an Executive Vice
                                  President of SFX Broadcasting, having served in such capacity from November 22, 1996 until the consummation of the SFX
                                  Merger. Mr. Armstrong has served as a Director of SFX
                                  Broadcasting since 1993. Mr. Armstrong became the Chief
                                  Operating Officer of SFX Broadcasting in June 1996 and the
                                  Chief Financial Officer, Executive Vice President and
                                  Treasurer of SFX Broadcasting in April 1995. Mr. Armstrong
                                  was Vice President, Chief Financial Officer and Treasurer of
                                  SFX Broadcasting from 1992 until March 1995. He had been
                                  Executive Vice President and Chief Financial Officer of
                                  Capstar, a predecessor of SFX Broadcasting, since 1989.
                                  From 1988 to 1989, Mr. Armstrong was the Chief Executive
                                  Officer of Sterling Communications Corporation.

James F. O'Grady, Jr. .........   Mr. O'Grady has served as a Director of Parent since its
                                  formation in December 1997. Mr. O'Grady also served as a
                                  Director of SFX Broadcasting prior to the consummation of
                                  the SFX Merger. Mr. O'Grady has been President of O'Grady
                                  and Associates, a media brokerage and consulting company,
                                  since 1979. Mr. O'Grady has been a Director of Orange and
                                  Rockland Utilities, Inc. and of Video for Broadcast, Inc.
                                  since 1980 and 1991, respectively. Mr. O'Grady has been the co-owner of Allcom Marketing Corp., a corporation that
                                  provides marketing and public relations services for a variety of clients, since 1985, and has been Of Counsel to Cahill and
                                  Cahill, Brooklyn, New York, since 1986. He also served on
                                  the Broad of Trustees of St. John's University from 1984 to
                                  1996, and has served as a Director of The Insurance Broadcast
                                  System, Inc. since 1994.

Paul Kramer ...................   Mr. Kramer has served as a Director of Parent since its
                                  formation in December 1997, served as a Director of SFX
                                  Broadcasting prior to the SFX Merger and currently serves
                                  as a director of Nations Flooring, Inc. Mr. Kramer has been a partner in Kramer & Love, financial consultants specializing in acquisitions, reorganizations and dispute resolution, since
                                  1994. From 1992 to 1994, Mr. Kramer was an independent
                                  financial consultant. Mr. Kramer was a partner in the New
                                  York office of Ernst & Young LLP from 1968 to 1992.

                                                 POSITION WITH PARENT;
                                          PRINCIPAL OCCUPATION OR EMPLOYMENT;
           NAME                                5-YEAR EMPLOYMENT HISTORY
-------------------------   --------------------------------------------------------------
Edward F. Dugan .........   Mr. Dugan has served as a Director of Parent since its
                            formation in December 1997. Mr. Dugan also served as a
                            Director of SFX Broadcasting prior to the SFX Merger. Mr.
                            Dugan is President of Dugan Associates, Inc., a financial
                            advisory firm to media and entertainment companies, which
                            he founded in 1991. Mr. Dugan was an investment banker
                            with Paine Webber Inc., as a Managing Director, from 1978
                            to 1990, with Warburg Paribas Becker Inc., as President, from
                            1975 to 1978 and with Smith Barney Harris Upham & Co., as
                            a Managing Director, from 1961 to 1975.

2. Directors and Executive Officers of the Purchaser. The name and present positions with the Purchaser of each of the directors and executive officers of the Purchaser are set forth below. The business address of the directors and executive officers listed below is 650 Madison Avenue, 16th Floor, New York, New York 10022. The directors and executive officers listed below are citizens of the United States. Further information concerning the directors and executive officers listed below, each of whom also serves as a director and executive officer of Parent, is provided above.

              NAME                                    POSITION WITH PURCHASER
-------------------------------   ---------------------------------------------------------------
Robert F.X. Sillerman .........   Mr. Sillerman has served as a Director and Executive
                                  Chairman of the Purchaser since its formation in July 1998.

Michael G. Ferrel .............   Mr. Ferrel has served as a Director, Chief Executive Officer and President of Purchaser since its formation in July 1998.

Howard J. Tytel ...............   Mr. Tytel had served as a Director, Executive Vice President and Secretary of Purchaser since its formation in July 1998.

Thomas P. Benson ..............   Mr. Benson has served as Chief Financial Officer and
                                  Treasurer of Purchaser since its formation in July 1998.

Richard A. Liese ..............   Mr. Liese has served as Vice President and Assistant Secretary of Purchaser since July 1998.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.


                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

               By Mail:                      By Facsimile:              By Hand/Overnight Courier:
                                   (For Eligible Institutions Only)

  Tender & Exchange Department              (212) 815-6213             Tender & Exchange Department
           P.O. Box 11248                                                   101 Barclay Street
       Church Street Station                                            Receive and Deliver Window
 New York, New York 10286-1248                                           New York, New York 10286
                                      For Information Telephone:
                                            (800) 507-9357

     Questions or requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                        [GEORGESON & COMPANY INC. LOGO]


                               Wall Street Plaza
                              New York, New York
                 Banks and Brokers call collect (212) 440-9800

                         CALL TOLL FREE: (800) 223-2064